SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 22)


                                 Amendment No.

                              Sanmina Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    80090710
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement:  [  ]

PAGE 1 OF 9 PAGES

CUSIP NO.               80090710                        PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Pilgrim Baxter & Associates
       S.S. or I.R.S. IDENTIFCATION NO.
       OF ABOVE PERSON                  23-2797802
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING                   -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING           1,767,400
REPORTING                       POWER
PERSON                  (7)     SOLE                    1,767,400
WITH                            DISPOSITVE
                                POWER
                        (8)     SHARED                        -0-
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICALLY                       1,767,400
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [  ]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              9.9
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 IA

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               80090710                        PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Harold J. Baxter
       S.S. or I.R.S. IDENTIFCATION NO.
       OF ABOVE PERSON                  ###-##-####
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING                   -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING           1,767,400
REPORTING                       POWER
PERSON                  (7)     SOLE                    1,767,400
WITH                            DISPOSITVE
                                POWER
                        (8)     SHARED                        -0-
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICALLY                        1,767,400
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              9.9
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               80090710                        PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Gary L. Pilgrim
       S.S. or I.R.S. IDENTIFCATION NO.
       OF ABOVE PERSON
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING                   -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING           1,767,400
REPORTING                       POWER
PERSON                  (7)     SOLE                    1,767,400
WITH                            DISPOSITVE
                                POWER
                        (8)     SHARED                        -0-
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICALLY                        1,767,400
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              9.9
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               80090710                        PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           PBHG Growth Fund
       S.S. or I.R.S. IDENTIFCATION NO.
       OF ABOVE PERSON                  23-2721828
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING                   -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING           1,309,200
REPORTING                       POWER
PERSON                  (7)     SOLE                    1,309,200
WITH                            DISPOSITVE
                                POWER
                        (8)     SHARED                        -0-
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICALLY                        1,309,200
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [  ]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              7.4
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 IV

SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
(a)  NAME OF ISSUER   Sanmina Corporation
(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
     355 Trimble Road, San Jose, CA  95131

ITEM 2.
(a)  NAME OF PERSON FILING     Pilgrim Baxter & Associates
(b)  ADDRESS OF PRINCIPAL BUSINESS OR, IF NONE, RESIDENCE
     1255 Drummers Lane Suite 300, Wayne, PA  19087
(c)  CITIZENSHIP  Pennsylvania
(d)  TITLE OF CLASS OF SECURITIES  Common Stock
(e)  CUSIP NUMBER  80090710

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)  [  ] BROKER REGISTERED UNDER SECTION 15 OF THE ACT
(b)  [  ] BANK AS DEFINED INSECTION 3(a)(6) OF THE ACT
(c)  [  ] INSURANCE COMPANY AS DEFINED IN SECTION 3(a0(19) OF THE ACT
(d) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940
(e) [X ] INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940
(f) [ ] EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE 240.13d-1(b)(1)(ii)(F)
(g)  [  ] PARENT HOLDING COMPANY, IN ACCORDANCE WITH 240.13d-1(b)(ii)(G)
          (NOTE: SEE ITEM 7)
(h)  [  ] GROUP, IN ACCORDANCE WITH 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP
(a)  AMOUNT BENEFICIALLY OWNED          1,767,400
(b)  PERCENT OF CLASS                   9.9
(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
(i)  SOLE POWER TO VOTE OR DIRECT THE VOTE                            -0-
(ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE                   1,767,400
(iii)  SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF       1,767,400
(iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF         -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CASUED TO BE THE BENEFICAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ] .

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTING ON BY THE PARENT HOLDING COMPANY

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM 10.  CERTIFICATION
THE FOLLOWING CERITIFCATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13d-1(b):
BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENINCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE
AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATE:   February 14, 1997
BY:    /s/  Harold J. Baxter
TITLE:   Chief Executive Officer
BY:   /s/   Gary L. Pilgrim
TITLE:    Chief Investment Officer